DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Xylem, Inc. (“Xylem,” “we,” “us” or “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.01 per share (the “common stock”); and (2) our 2.250% Senior Notes due 2023 (the “notes”).

DESCRIPTION OF COMMON STOCK
We are authorized to issue 750,000,000 shares of common stock and 50,000,000 shares of preferred stock, having no stated par value. No shares of preferred stock are currently outstanding.
The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “XYL.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our fourth amended and restated articles of incorporation and our fourth amended and restated by-laws, each of which is incorporated by reference as exhibits to the Annual Report on Form 10‑K of which this Exhibit 4.10 is a part.
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to all the rights of the holders of the preferred stock, the holders of shares of common stock shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available for the payment thereof, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, and subject to the rights of the holders of the preferred stock, the remaining assets of Xylem available for distribution shall be distributed to the holders of the common stock ratably according to the number of shares of common stock held by such holder.
Other Rights
The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Anti-Takeover Provisions of our Articles of Incorporation, our By-laws and Indiana Law
Various provisions contained in our articles of incorporation, our by-laws and Indiana law could delay or discourage some transactions involving an actual or potential change in control of Xylem and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. Provisions in our articles of incorporation and our by-laws:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•	authorize the board of directors to supplement, amend, or repeal the by-laws and to adopt new by-laws;

•
provide that a special meeting of the shareholders may be called by (i) the board of directors, (ii) the chairman of the board of directors, or (iii) the secretary upon the request of at least 25 percent of the outstanding shares of common stock entitled to vote on the matter or matters to be brought before the proposed special meeting;

•	in connection with shareholder meetings, provide an advanced written notice procedure with respect to shareholder nomination for directors and bringing other business; and

•
provide that our directors may fill any vacancies on our board of directors, including newly created board seats resulting from an increase in the authorized number of directors and vacancies resulting from death, retirement, resignation, or removal.

DESCRIPTION OF NOTES
We have issued €500,000,000 aggregate principal amount of the notes. The following description of the general terms and provisions of the notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the senior indenture, dated March 11, 2016 (the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), as amended by the first supplemental indenture, dated March 11, 2016, and the second supplemental indenture, dated as of March 11, 2016 (the Base Indenture, as so amended, the “indenture”).
General
The notes:

•	are senior unsecured obligations of ours;

•	rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding;

•	are structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables;

•	were initially limited to €500,000,000 aggregate principal amount; and

•	were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Listing
The notes are listed on the NYSE. We have no obligation to maintain such listing, and we may delist the notes at any time.
Principal, Maturity and Interest
The notes bear interest at a rate of 2.250% per annum from March 11, 2016, or from the most recent date to which interest has been paid or provided for, payable annually in arrears on March 11 of each year (each, an “Interest Payment Date”), commencing March 11, 2017 to holders of record at the close of business on the 15th calendar day (whether or not a business day) immediately preceding the Interest Payment Date or, if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date; provided, however, that interest payable on the maturity date of the notes or any redemption date of the notes shall be payable to the person to whom the principal of such notes shall be payable.

Interest payable on the notes on any Interest Payment Date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, redemption date or maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.
Unless otherwise indicated, the term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.
Optional Redemption
The notes are redeemable at any time prior to December 11, 2022 (three months days prior to their maturity), as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•
the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 40 basis points;

together with, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to, but not including, the date of redemption.
The notes are redeemable at any time on or after December 11, 2022 (three months prior to their maturity), as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date.
If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof to be redeemed from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate; provided that if the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.
We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Repurchase Upon Change of Control Triggering Event
A change of control requiring us to repurchase all, or part, of the notes as described below will be triggered in the event that the notes cease to be rated equal to or higher than BBB- (or the equivalent) by Fitch Inc. (“Fitch”), Baa3 (or the equivalent) by Moody’s Investors Service, Inc. (“Moody’s”) or BBB- (or the equivalent) by Standard & Poor’s Rating Services (“S&P”), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us on any date during the 60-day period commencing upon the earlier of (1) the first public announcement of the change of control or our intention to effect a change of control and (2) the consummation of such change of control, which period will be extended following consummation of a change of control for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies. Unless at least one rating agency is providing a rating for the notes at the commencement of any such period, the notes will be deemed to have ceased to be rated as described above during such period. Notwithstanding the foregoing, no event triggering a change of control will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.
If an event triggering a change of control occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to €100,000 or any multiple of €1,000 in excess thereof) of each holder’s notes on the terms set forth in the notes. In such offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase.
Within 30 days following any event triggering a change of control or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes (with a copy mailed to the trustee) describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to such payment date.
On such payment date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the offer described in the first paragraph above;

•	deposit with the paying agent an amount equal to the required payment in respect of all notes or portions of notes properly tendered; and

•
deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail to each holder who properly tendered notes the purchase price for such notes, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of €100,000 or a multiple of €1,000 in excess thereof.
We will not be required to make an offer upon an event triggering a change of control if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make an offer treating the date of such termination or default as though it were the date of such change of control triggering event.
In addition, we will not repurchase any notes if there has occurred and is continuing on the relevant payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.
To the extent that we are required to offer to repurchase the notes upon the occurrence of a change of control triggering event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provision of any such securities laws or regulations conflicts with the offer provisions in respect of a change of control of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under such offer provisions by virtue of any such conflict.
The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.
For purposes of the foregoing, the following terms will be applicable:
“change of control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of directors who (a) were members of our board of directors on the issue date or (b) were nominated for election, elected or appointed to our board of directors with the approval of a majority of the directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding voting stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a change of control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay to or on account of a beneficial owner of a note who is not a United States person for U.S. federal income tax purposes such additional amounts as may be necessary to ensure that every net payment by us of the principal of and interest on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, we will not pay additional amounts for or on account of:

(a)
any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between the holder or beneficial owner of a note (or between a fiduciary, settlor, beneficiary, member or shareholder of such person, if such person is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where required, by the holder of any such note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(c)
any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any note;

(e)
any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(f)
any tax, assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any note or through which payment on the note is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or complying with any requirements imposed under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the notes or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous to comply with than these provisions as enacted on such date;

(g)
any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of Xylem or as a direct or indirect affiliate of Xylem;

(h)
any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a note upon presentation of such note, where required, if such payment can be made without such deduction or withholding upon presentation of such note, where required, to any other Paying Agent; or any combination of two or more of items (a), (b), (c), (d), (e), (f), (g) and (h), nor shall additional amounts be paid with respect to any payment on a note to a United States Alien Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

The term “United States Alien Holder” means any beneficial owner of a note that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
Redemption for Tax Reasons
We may redeem the notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if we determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of issuance of the notes, we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts.”
If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel to the effect that the circumstances described above exist.
Defeasance and Covenants
In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See the section under the caption “Satisfaction, Discharge and Defeasance” below for more information about how we may do this.
The indenture generally does not limit our ability to incur additional debt and does not contain financial or similar restrictive covenants, except as described below under the caption “Covenants.”
Issuance in Euros
All payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
As used herein, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board.
Further Issues
We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the applicable series of notes. If such further notes are not fungible with the notes in this offering for United States federal income tax purposes, the further notes will have different ISIN and CUSIP numbers.

Book-Entry System
Global Clearance and Settlement
The notes have been issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or its nominee.
Beneficial interests in the global notes are represented, and transfers of such beneficial interests are effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.
Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global notes.
Certificated Notes
If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of definitive notes.
The Trustee, Paying Agent, Transfer Agent and Security Registrar
Deutsche Bank Trust Company Americas is the trustee, paying agent, transfer agent and security registrar with respect to the notes and maintains various commercial and investment banking relationships with us and with affiliates of ours.
Principal of, premium, if any, and interest on the notes will be payable at the office of the paying agent or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. We may change the paying agent without prior notice to the holders, and we or any of our subsidiaries may act as paying agent. We undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.
Events of Default
The following will be “Events of Default” with respect to the notes of a particular series, except to the extent provided in the applicable indenture, officers’ certificate or resolution of our board of directors pursuant to which a series of notes is issued:

•	default in paying interest on any of the notes of such series when it becomes due and the default continues for a period of 30 days or more;

•	default in paying principal, or premium, if any, on any of the notes of such series when due;

•	default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

•
default in the performance, or breach, of any covenant in the indenture (other than defaults specified above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding notes of such series;

•	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings; or

•
any other Event of Default provided in the supplemental indenture, officers’ certificate or resolution of our board of directors under which such series of notes is issued or in the form of security for such series.

If an Event of Default (other than an Event of Default specified in the fifth bullet point above) under the indenture occurs with respect to the notes and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may by written notice require us to repay immediately the entire principal amount of the outstanding notes of that series, together with all accrued and unpaid interest and premium, if any.
If an Event of Default under the indenture specified in the fifth bullet point above occurs and is continuing, then the entire principal amount of the outstanding notes of the affected series will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.
After a declaration of acceleration, the holders of a majority in principal amount of outstanding notes of the affected series may rescind this accelerated payment requirement if (i) all existing Events of Default, except for nonpayment of the principal and interest on the notes of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived, (ii) the rescission of acceleration would not conflict with any judgment or decree and (iii) we have paid or deposited with the trustee a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable and duly documented compensation, expenses, disbursements and advances of the trustee, its agents and counsel. The holders of a majority in principal amount of the outstanding notes of the affected series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding note of that series, and except in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes of that series.
Holders of at least 25% in principal amount of the outstanding notes of the affected series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the notes of that series. These limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.
During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and to use the same degree of care and skill in its exercise as a prudent person would use under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes of the affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the notes of the affected series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.
The trustee is not to be charged with knowledge of any Event of Default or knowledge of any cure of any Event of Default unless either (i) an authorized officer or agent of the trustee with direct responsibility for the administration of the indenture has actual knowledge of such Event of Default or (ii) written notice of such Event of Default has been given to such authorized officer of the trustee by the Issuer or any holder of the notes.
Covenants
The indenture contains the following covenants:
Limitation on Liens

We will not, and we will not permit any of our restricted subsidiaries to, incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries unless we or such restricted subsidiary secures or we cause such restricted subsidiary to secure the notes (and any of its or such restricted subsidiary’s other debt, at its option or such restricted subsidiary’s option, as the case may be, not subordinate to the notes), equally and ratably with (or prior to) such secured debt, for as long as such secured debt will be so secured.
These restrictions will not, however, apply to debt secured by:

•	any liens existing prior to the issuance of the notes;

•	any lien on property of or shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a restricted subsidiary;

•
any liens on property, shares of stock (or other interests in) or debt of any entity (i) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), (ii) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (iii) to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

•	any liens in favor of us or any of our restricted subsidiaries;

•	any liens in favor of, or required by contracts with, governmental entities; or

•	any extension, renewal, or refunding of liens referred to in any of the preceding clauses.
Notwithstanding the foregoing, we or any of our restricted subsidiaries may incur, suffer to exist or guarantee any debt secured by a lien on any principal property or on any shares of stock of (or other interests in) any of our restricted subsidiaries if, after giving effect thereto and together with the value of attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Lease-Back Transactions” covenant below, the aggregate amount of such debt does not exceed 15% of our consolidated net tangible assets.
The indenture does not restrict the transfer by us of a principal property to any of our unrestricted subsidiaries or our ability to change the designation of a subsidiary owning principal property from a restricted subsidiary to an unrestricted subsidiary and, if we were to do so, any such unrestricted subsidiary would not be restricted from incurring secured debt nor would we be required, upon such incurrence, to secure the notes equally and ratably with such secured debt.

Limitation on Sale and Lease-Back Transactions
We will not enter into any sale and lease-back transaction with respect to any principal property, other than any such sale and lease-back transaction involving a lease for a term of not more than three years or any such sale and lease-back transaction between us and one of our restricted subsidiaries or between our restricted subsidiaries, unless: (i) we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property involved in such sale and lease-back transaction at least equal in amount to the attributable debt with respect to such sale and lease-back transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “— Limitation on Liens”; or (ii) the proceeds of such sale and lease-back transaction are at least equal to the fair market value of the affected principal property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such sale and lease-back transaction within 180 days of such sale and lease-back transaction to any (or a combination) of (a) the prepayment or retirement of the notes, (b) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other debt of us or of one of our restricted subsidiaries (other than debt that is subordinated to the notes or debt owed to us or one of our restricted subsidiaries) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation or (c) the purchase, construction, development, expansion or improvement of other comparable property.
Notwithstanding the restrictions in the preceding paragraph, we will be permitted to enter into sale and lease-back transactions otherwise prohibited by this covenant, the attributable debt with respect to which, together with all debt outstanding pursuant to the third paragraph of the “— Limitation on Liens” covenant above, without duplication, do not exceed 15% of consolidated net tangible assets measured at the closing date of the sale and lease-back transaction.
The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.
“attributable debt” with regard to a sale and lease-back transaction with respect to any principal property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“consolidated net tangible assets” means the total amount of our assets and our restricted subsidiaries’ assets minus:
all applicable depreciation, amortization and other valuation reserves;
all current liabilities of ours and our restricted subsidiaries (excluding any intercompany liabilities); and
all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our and our restricted subsidiaries’ latest consolidated balance sheets prepared in accordance with U.S. GAAP.
“debt” means any indebtedness for borrowed money.
“principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries which has a gross book value in excess of 2% of our consolidated net tangible assets other than a plant, warehouse, office building or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by the Company and its restricted subsidiaries as an entirety.
“restricted subsidiary” means, at any time, any subsidiary which at the time is not an unrestricted subsidiary of ours.
“subsidiary” means any entity, at least a majority of the outstanding voting stock of which shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries, or both.
“unrestricted subsidiary” means any subsidiary of ours (not at the time designated as our restricted subsidiary) (1) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (2) substantially all the assets of which consist of the capital stock of one or more subsidiaries engaged in the operations referred to in the preceding clause (1), or (3) designated as an unrestricted subsidiary by our Board of Directors and which, in the opinion of our Board of Directors, is not of material importance to the business conducted by the Company and its restricted subsidiaries as an entity.
Consolidation, Merger or Sale of Assets
We may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•
we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the notes;

•
immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer and such supplemental indenture, if any, complies with the indenture.
In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the notes with the same effect as if it had been named in the indenture as obligor.
The trustee will be entitled to conclusively rely on and will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in the third clause above, in which event it shall be conclusive and binding on the holders of the notes.
Modification and Waiver
The indenture may be amended or modified without the consent of any holder of the notes of any series in order to:

•	evidence a succession to the trustee;

•	cure ambiguities, defects or inconsistencies or make any other change that does not adversely affect in any material respect the interests of any holder;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the notes of any series;

•	add guarantors with respect to the notes of any series;

•	secure the notes of any series;

•	establish the form or forms of the notes of any series; or

•	maintain the qualification of the indenture under the Trust Indenture Act.
Other amendments to and modifications of the indenture or the notes of any series issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each affected outstanding note:

•	reduce the principal amount, or extend the fixed maturity, of the notes of any series;

•	alter or waive the redemption provisions of the notes of any series;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of the notes of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the notes of any series;

•	waive a payment default with respect to the notes of any series;

•	reduce the interest rate or extend the time for payment of interest on the notes of any series; or

•	adversely affect the ranking of the notes of any series.
Information Concerning the Trustee
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes issued under the indenture only after those holders have furnished the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.
Satisfaction, Discharge and Defeasance
We may terminate our obligations with respect to the notes of any series under the indenture when:
either:

•	all the notes of any series issued that have been authenticated have been delivered to the trustee for cancellation; or

•
all the notes of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the notes to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding notes of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series under the indenture, except for:

•	the rights of holder of the notes to receive principal, interest and any premium when due;

•	mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.
In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the notes of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “—Events of Default” will no longer constitute an event of default for that series.
In order to exercise either legal defeasance or covenant defeasance with respect to the outstanding notes of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the notes of a series:

•	money in an amount;

•	U.S. government obligations that will provide, not later than one day before the due date of any payment, money in an amount; or

•
a combination of money and U.S. government obligations (or equivalent government obligations, as applicable), in each case sufficient, in the written opinion of a nationally recognized firm of independent registered public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that (i) we have received from, or there has been published by, the U.S. Internal Revenue Service, a ruling, or (ii) since the issuance of the notes, there has been a change in applicable U.S. federal income tax law, in either case to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•
no event of default or default with respect to the outstanding notes of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•
the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all notes of that series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•
the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.
Governing Law
The indenture and any notes issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.
Notice
Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.